Exhibit 4.50

Purchase Contract

Contract No.: CG120090007

Place of execution: Jiangning, Nanjing

Date of execution: January 19, 2009

Party A: Jiangxi Jingde Semiconductor New Materials Co., Ltd.	Party B: China Sunergy (Nanjing) Co., Ltd.

Address: High and New-Tech Industrial Park, Jingdezhen, Jiangxi	Address: 123, West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing

Legal representative: Gao Zhengfei	Legal representative: Lu Tingtiu

Authorized agent	Contact person:

Contact phone: 0798-8580266	Contact phone: 025-52766603

Fax: 0798-8568938	Fax: 025-52766882

Through friendly consultations and in accordance with the Contract Law of the People’s Republic of China, the parties agree to enter into the following terms with respect to the purchase of the following goods for mutual observance and performance:

1. Product name, specification and type, quantity and price are as follows:

From March 2009 to December 2009, Party A will sell to Party B 22 tons of solar grade multicrystalline silicon materials each month, totaling 220 tons. The reference price for the delivery in March 2009 is RMB 950 Yuan/KG (including tax) (The actual supply price is negotiated by the parties each month before the delivery, provided that Party A warrantees that the sale price is 5% lower than the market price during the same period. The market price is provided by Party B according to the actual average purchase price of other independent third party main suppliers, or  price converted from the price of silicon wafer in case of no availability of the price of the silicon materials). The total contract amount is RMB 200 million (subject to the actual amount).

2. Payment method and time:

2.1 Within 7 days upon effectiveness of the Contract, Party B shall prepays to Party A a banker’s acceptance note of RMB 100 million. The prepayment is offset against the payment for goods within the contract term, and after deduction of the prepayment, Party B shall make the payment according to the actual quantity of goods delivered.

2.2 In case that Party B notifies Party A of termination of the Contract in writing thirty days in advance, Party A warrants that it will refund the prepayment balance unconditionally within fifteen days upon receipt of the notice.

2.3 Party A is responsible for providing the other party with 17% of the full-amount value-added tax invoice within fifteen days upon delivery of goods.

3. Delivery term and place:

3.1 Delivery term: Party A shall deliver all the goods that shall be delivered that month prior to the end of each month.

3.2 Delivery place: Party B’s factory.

4. Packing, transportation and insurance of goods:

4.1 Packing is suitable for long-distance transportation, and any loss resulting from improper packing shall be borne by Party A;

4.2 Freight, insurance premium of multicrystalline silicon materials and transportation risks are borne by Party A.

5. Inspection method and period:

5.1 Quality claims shall be issued within thirty working days upon arrival of silicon materials at Party B’s warehouse. If Party A fails to raise the claim within the specified period, it shall be deemed that Party A’s delivery complies with the stipulations herein.

6. Liability for breach of contract:

6.1 Where technical parameters of the silicon materials delivered by Party A are inconsistent with the stipulations herein, and determined to be the quality problem by Party B, Party B will return all the nonconforming silicon materials, and Party A will replace them within seven working days.

6.2 In case that Party A delays the delivery unilaterally without Party B’s written consent, Party A shall pay to Party B a default penalty at 5‰ of the value of goods delayed per day; in case that Party A fails to deliver the goods as scheduled herein for more than 30 days, Party B is entitled to rescind the Contract. The Contract is terminated as of the date of Party B’s written notice, and Party A shall refund the payment for goods undelivered within the period required by Party B and pay to Party B a default penalty at 20% of the value of goods undelivered.

7. Transfer of the Contract:

Neither party may transfer the rights and obligations herein in whole or in part without the other party’s written consent.

8. Confidentiality:

Party A and Party B, their employees, agents, representatives or advisors shall deem all the terms and conditions in the Contract and its supplementary agreements as business secretes, and shall not disclose them to any third party without the other party’s consent. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

9. Force majeure:

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure.

10. Integrity Assurance

10.1 It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

10.2 The integrity report method: supervision reporting email: JC@Chinasunergy.com, and the reporting telephone: 8625-52766726.

11. Prohibition of business fraud:

If either party breaches the principle of honesty by providing false registration materials,  false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party or the end user, it shall be liable for the liquidated damages (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the breaching party according to other provisions hereunder.

12. Dispute settlement methods

Any dispute arising from validity, performance and interpretation of the Contract shall firstly be settled by both parties through amicable consultation. In case that no settlement can be reached, the dispute shall be submitted to the people’s court of first instance with jurisdiction in Nanjing. The relevant fees resulting from the litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

13. Effectiveness and miscellaneous

13.1 The Contract comes into effect upon signatures and seals of both parties, and becomes null and void after both parties have fulfilled their own obligations. Any modification shall not become effective until signed and sealed by both parties. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.

13.2 The Contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereto shall send the original contract text to each other within three working days as of the date hereof. The fax copy shall have the same effect as the original.

13.3           Any matter not covered herein shall be shall be mutually negotiated by both parties and set forth in the supplementary agreements, which shall have the same legal effect as the Contract.

Party A: Jiangxi Jingde Semiconductor	Party B: China Sunergy (Nanjing) Co.,

New Materials Co., Ltd. /Seal/	Ltd. /Seal/

Authorized representative:	Contact person:

Date of execution:	Date of execution: